Exhibit 99.1

Watsco Reports Record Fourth Quarter and Record 2022 Performance

Record Fourth Quarter EPS Generated by Record Sales, Gross Margins and Operating Efficiencies.

Full-Year 2022 16% Sales Growth Leads to Record Profits, Operating Margin, EPS and Cash Flow.

MIAMI, FLORIDA – (GLOBENEWSWIRE), February 16, 2023 – Watsco, Inc. (NYSE: WSO) announced record operating results for the fourth quarter and full year periods ended December 31, 2022 and provided commentary on the Company’s business trends, growth opportunities, technology innovation and financial position.

Through its entrepreneurial and technology-driven culture, Watsco has established itself as the largest participant in the highly fragmented $50+ billion North American HVAC/R distribution market. Since entering distribution in 1989, sales and operating income have grown at compounded annual growth rates (CAGRs) of 15% and 19%, respectively, reflecting strong and consistent performance across various macroeconomic and industry cycles. Over this period, Watsco’s dividends have grown at a 21% CAGR while maintaining a healthy balance sheet and strong cash flow.

Today’s results establish new records for sales, gross profit, operating income, net income, earnings per share (EPS) and operating cash flow for the fourth quarter and full year periods ended December 31, 2022. These results also reflect steady progress to grow and scale adoption of Watsco’s industry-leading technology platforms, which collectively transform the customer experience, enhance operational efficiencies and help contractors grow faster as they deliver a more contemporary experience to homeowners and businesses. As our customers adapt to using more technology and embrace the on-going digital transformation, Watsco is uniquely positioned to benefit from its investments in the industry’s most robust assortment of technology platforms for HVAC/R contractors.

Albert H. Nahmad, Watsco’s Chairman and CEO, commented: “Watsco delivered another exceptional year of performance. Our leaders and associates in the field have accomplished extraordinary things and we thank them for their commitment and remarkable efforts to serve customers under challenging circumstances. Our culture is one of continuous improvement, so we continue to encourage our leaders to innovate and build on this success, particularly given the meaningful growth opportunities that we believe remain ahead of us.”

Mr. Nahmad added: “We also finished the year with a strong balance sheet consistent with our core philosophy to remain conservative and risk averse, while maintaining the capacity and flexibility to invest in organic and inorganic growth opportunities at a low cost of capital. We continue to seek acquisitions to partner with successful entrepreneurs and we are encouraged by current conditions. We also look to use our strength to expand our product portfolio and build on key OEM and supplier relationships to provide new opportunities for organic growth within our existing network of 673 locations across North America.”

Fourth Quarter Results

•	76% increase in EPS to a record $3.55 (includes tax benefit of $1.20 per share from restricted stock vesting)

•	16% increase in EPS to $2.35 on an adjusted, non-GAAP basis (excludes tax benefit)

•	5% increase in sales to a record $1.58 billion

•	5% increase in gross profit to a record $434 million (10 basis-point increase in gross margin to a record 27.4%)

•	3% increase in SG&A expenses

•	11% increase in operating income to a record $137 million (14% increase to $141 million on an adjusted basis)

•	60 basis-point increase in operating margins to a record 8.7% (80 basis-point increase to 8.9% on an adjusted basis)

•	75% increase in net income attributable to Watsco to $138 million (17% increase excluding tax benefit)

•	Record operating cash flow of $213 million

Sales trends

•	2% increase in HVAC equipment (67% of sales), including 4% growth in the U.S.

•	6% increase in other HVAC products (29% of sales)

•	19% increase in commercial refrigeration products (4% of sales)

Mr. Nahmad stated: “Our record fourth quarter performance is rewarding given the exceptional, comparative performance achieved last year when same-store sales grew 21% and EPS grew 77%. Our leadership teams have reacted to changing market conditions and produced terrific results through innovation and discipline, as evidenced by the enhanced gross margin and improved operating efficiencies.”

Tax Benefit from Fourth Quarter Vesting of Restricted Stock

Fourth quarter and full-year results reflect the vesting of 975,622 shares of Class B restricted stock previously granted to the Company’s Chairman & CEO during the period from 1997 to 2011. The vesting occurred on October 15, 2022 and provided a $49 million tax benefit to 2022 results pursuant to Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, as well as $3.6 million in incremental SG&A expenses, primarily related to employment-related taxes. The net benefit to fourth quarter EPS and full-year EPS was $1.20 and $1.21, respectively. Due to the infrequent nature of this event, certain key performance metrics in 2022 are presented on an “adjusted basis” to exclude the impact. Please see “Use of Non-GAAP Financial Information” below.

It is important to note that the fourth and first quarters of each calendar year are highly seasonal due to the nature and timing of the replacement of HVAC systems. Results are typically strongest in the second and third quarters and the Company’s fourth quarter financial results are disproportionately affected by seasonality.

Full Year Results

•	43% increase in EPS to a record $15.41 (includes tax benefit of $1.21 per share from restricted stock vesting)

•	32% increase in EPS to $14.20 on an adjusted basis, non-GAAP basis (excludes tax benefit)

•	16% increase in sales to a record $7.27 billion (14% increase on a same-store basis)

•	22% increase in gross profit to a record $2.03 billion (130 basis-point increase in gross margin to a record 27.9%)

•	15% increase in SG&A expenses (13% increase on a same-store basis)

•	10 basis-point decline in SG&A as a percentage of sales

•	32% increase in operating income to a record $832 million (33% increase to $835 million on an adjusted basis)

•	140 basis-point increase in operating margin to a record 11.4% (11.5% on an adjusted basis)

•	43% increase in net income attributable to Watsco to $601 million (33% increase excluding tax benefit)

•	64% increase in operating cash flow to a record $572 million

Sales trends (excluding acquisitions)

•	13% increase in HVAC equipment (68% of sales), including 14% growth in the U.S.

•	15% increase in other HVAC products (28% of sales)

•	24% increase in commercial refrigeration products (4% of sales)

Industry Catalysts & Trends

Watsco believes there are several company-specific and industry-wide factors that will provide incremental future growth opportunities. Watsco’s scale, leading technology platforms, financial strength, entrepreneurial culture and OEM relationships – along with the essential nature of HVAC/R products – are important competitive advantages that provide stability to the Company’s performance over the long-term.

Regulatory Changes Impacting Climate Change. New U.S. Federal regulatory standards became effective in 2023 that raise the minimum required efficiency for HVAC systems nationwide. Generally, higher-efficiency systems are sold at a higher price and provide homeowners and businesses the opportunity to reduce energy costs. New regulations are also in effect that institute a phase down of global warming properties of refrigerants currently used in older HVAC systems and a transition to new refrigerants beginning in 2025. Historically, refrigerant transitions have resulted in an increase in the cost to service and repair older HVAC systems, which in turn can provide a catalyst for replacement.

Federal Tax Credits and State Incentives. Demand for higher-efficiency products, such as variable-speed systems and heat pumps, is also expected to benefit following the passage of the Inflation Reduction Act of 2022 (IRA). The legislation is intended to promote replacement of older HVAC systems in favor of high-efficiency heat pump systems that reduce greenhouse gas emissions and thereby combat climate change. Programs include enhanced tax credits for homeowners who install new qualifying HVAC equipment and tax deductions for owners of commercial buildings that are upgraded to achieve defined energy savings. The IRA also sets aside $4.3 billion for state-administered consumer rebate programs designed to promote energy savings for low and medium-income households, including HVAC systems. Further details, including qualifying products, specific programs and other regulatory requirements contemplated by the IRA are being determined and are expected to be finalized during 2023.

Movement Toward Heat Pumps & Electrification of Fossil-Fuel Heating. The HVAC industry has improved the operating characteristics of heat pumps, which offer the potential for growth as an alternative to the millions of fossil fuel-burning heating systems used throughout North America, particularly in Northern climates. Heat pump systems provide a combination of air conditioning and heating, may be ducted or ductless, generally sell at higher average unit prices and are available in a wide array of energy efficiencies. Watsco’s sales of residential heat pumps in 2022 increased 25% (a 21% increase during the fourth quarter) outpacing overall HVAC equipment growth rates.

Product Breadth and End-Market Diversity. Watsco possesses the broadest and deepest assortment of products in the industry to support a wide array of customers and end-markets. The Company serves a contractor’s complete product needs ranging from residential ducted and ductless products, rooftops, VRF and engineered/applied systems. The Company serves various end-markets including residential, multi-family, commercial, institutional and more. In addition, Watsco maintains a deep catalog of OEM and aftermarket parts to support contractors and sustain competitiveness in any environment.

OEM and Supplier Relationships. As the leading distributor of HVAC/R products, Watsco sources from approximately 20 domestic and international OEMs and more than 1,300 other suppliers globally. Unlike most competitors, Watsco sells multiple name-brands of equipment at a wide variety of price points that appeal to a broad cross-section of contractors and consumers. We believe that close collaboration with manufacturing partners enhances Watsco’s competitive positioning across its markets.

Geographic Positioning & Density in Key Markets. Approximately 55% of Watsco’s revenues are derived in core Sunbelt markets such as Florida, Texas, the Southeast and the Mid-Atlantic. Such markets also account for the greatest share of industry demand. Recent and ongoing demographic shifts within the U.S. toward Sunbelt states favor continued growth in Watsco’s core markets.

Network Expansion. Watsco’s network has grown by 67 locations over the last three years, primarily from six acquisitions of market-leading businesses, located primarily in markets that Watsco did not previously serve. Through its market-leading 673 locations across North America, Watsco’s network supports more than 350,000 contractors, technicians and installers with critical technical assistance, training and other resources to enhance their daily activities.

Advent of Ductless, High-Efficiency HVAC Products. Watsco is the leading distributor of ductless HVAC products used in both residential and commercial applications in North America. Watsco’s sales of ductless products grew 22% in 2022 to approximately $560 million. We believe that the movement toward higher-efficiency ductless products (primarily heat pumps), the long-term upgrading of critical commercial infrastructure, along with the increasing acceptance of ductless technology by contractors and consumers, should benefit the sale of these products now and over the long-term.

Culture of Innovation

Watsco has developed the industry’s most advanced, user-friendly and customer-focused technology platforms, transforming how its contractor-customers engage with the Company and, increasingly, how those contractors engage with consumers and businesses. Watsco’s community of active technology users grew sales faster than overall sales and experienced approximately 63% less annual attrition. The Company believes future results will benefit from continued customer adoption, new customer acquisition, reduced attrition and lower costs to serve. To that end, Watsco boosted its technology spending in 2022 by 14% to $49 million.

Specific technology-related updates include:

•

Product Information Management (PIM) is Watsco’s leading repository of product information delivered seamlessly through Watsco’s mobile apps and e-commerce platform. Watsco’s PIM database contains approximately 1 million SKUs accessed by more than 350,000 contractors and technicians annually.

•

HVAC Pro+ Mobile Apps provide customers real-time access to critical information that improves speed and productivity. This includes real time technical support, product detail, inventory availability, warranty look-up, system match ups, e-commerce and more. The authenticated user community (mobile app users linked to an e-commerce account) grew 20% year-to-date to more than 51,000 users.

•	E-Commerce Sales grew 17% in 2022, outpacing organic sales growth rates, to more than $2.3 billion. E-commerce sales were 32% of total sales inclusive of acquired revenues.

•

OnCall Air®, Watsco’s digital sales platform and CreditForComfort®, its companion consumer financing platform, both increased penetration among HVAC/R contractors as more customers engage digitally with homeowners. During 2022, OnCall Air® presented quotes to approximately 225,000 households, a 37% increase over last year, and generated $939 million in gross merchandise value, a 49% increase over the same period last year.

A.J. Nahmad, Watsco’s President, added: “Our technology platforms – which are unique to the industry – have transformed nearly every aspect of our business. The contractor-based platforms, like our HVAC Pro+ suite of apps and OnCallAir, combined with our internal-facing technologies, have bolstered Watsco’s market share, energized new customer acquisition and driven margin expansion. We continue to see higher growth rates, lower attrition and lower costs to serve among active users of our technology. Consistent with our long-term focus, we are investing more to accelerate adoption and sustain our leadership position. As the industry evolves to operating in the digital age, Watsco’s technology tools will provide added value to an ever-growing number of contractors.”

Cash Flow & Dividends

Watsco’s full-year operating cash flow in 2022 increased 64% to a record $572 million (a record $213 million in operating cash flow for the fourth quarter). The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. The Company’s Board of Directors authorized an 11% increase in Watsco’s annual dividend rate effective in January 2023 to $9.80 per share. Future dividend increases will be considered in light of investment opportunities, general economic conditions and the Company’s overall financial position.

Fourth Quarter Earnings Conference Call Information

Date and time: February 16, 2023 at 10:00 a.m. (ET)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

Use of Non-GAAP Financial Information

In this release, the Company discloses certain performance measures on a “same-store basis”, which are non-GAAP and exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company also discloses operating income, operating margins and diluted EPS on an adjusted, non-GAAP basis to exclude the impact caused by the vesting of restricted stock on October 15, 2022 as described above. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

Reconciliation of operating income, a GAAP measure, to operating income on an adjusted basis, a non-GAAP measure:

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating income	$137,179	$123,066	$831,578	$628,528
Primarily employment taxes related to the vesting of restricted stock	3,636	—	3,636	—

Operating income on an adjusted basis	$140,815	$123,066	$835,214	$628,528

Operating margin on an adjusted basis	8.9%	8.1%	11.5%	10.0%

Reconciliation of diluted EPS for Common and Class B common stock, a GAAP measure, to diluted EPS for Common and Class B common stock on an adjusted basis, a non-GAAP measure:

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Diluted earnings per share for Common and Class B common stock	$3.55	$2.02	$15.41	$10.78
Primarily employment taxes related to the vesting of restricted stock	0.08	—	0.08	—
Tax related benefit from the vesting of restricted stock	(1.28)	—	(1.29)	—

Diluted earnings per share for Common and Class B common stock on an adjusted basis	$2.35	$2.02	$14.20	$10.78

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 350,000 contractors and technicians visit or call one of its 673 locations each year to get information, obtain technical support and buy products.

Watsco’s has the opportunity to be a significant and important contributor toward climate change as its business plays an important role in the drive to lower CO2e emissions. According to the Department of Energy, HVAC systems account for roughly half of U.S. household energy consumption. As such, replacing HVAC systems at higher efficiency levels is one of the most meaningful steps homeowners can take to reduce electricity consumption and carbon footprint over time. The overwhelming majority of new HVAC systems sold by Watsco replace systems that likely operate well below current minimum efficiency standards in the U.S. As consumers replace HVAC systems with new, higher-efficiency systems, homeowners will consume less energy, save costs and reduce the carbon footprint over time.

Based on estimates validated by independent sources, Watsco averted an estimated 15.8 million metric tons of CO2e emissions from January 1, 2020 to December 31, 2022 through the sale of replacement HVAC systems at higher-efficiency standards (an equivalent of removing 3.4 million gas powered vehicles off the road for a year). More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonality of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents filed by Watsco with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues	$1,581,223	$1,511,865	$7,274,344	$6,280,192
Cost of sales	1,147,673	1,099,746	5,244,055	4,612,647

Gross profit	433,550	412,119	2,030,289	1,667,545
Gross profit margin	27.4%	27.3%	27.9%	26.6%

SG&A expenses	301,753	292,085	1,221,382	1,058,316

Other income	5,382	3,032	22,671	19,299
Operating income	137,179	123,066	831,578	628,528
Operating margin	8.7%	8.1%	11.4%	10.0%

Interest expense, net	14	239	2,165	996

Income before income taxes	137,165	122,827	829,413	627,532
Income taxes	(19,965)	27,196	125,717	128,797

Net income	157,130	95,631	703,696	498,735
Less: net income attributable to non-controlling interest	19,459	16,745	102,529	79,790

Net income attributable to Watsco	$137,671	$78,886	$601,167	$418,945

Diluted earnings per share:
Net income attributable to Watsco shareholders	$137,671	$78,886	$601,167	$418,945
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	9,390	7,092	51,294	37,222

Earnings allocated to Watsco shareholders	$128,281	$71,794	$549,873	$381,723

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	36,141,047	35,493,822	35,683,634	35,423,838
Diluted earnings per share for Common and Class B common stock	$3.55	$2.02	$15.41	$10.78

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2022	2021
Cash and cash equivalents	$147,505	$118,268
Accounts receivable, net	747,110	698,456
Inventories, net	1,370,173	1,115,469
Other	33,951	29,207

Total current assets	2,298,739	1,961,400

Property and equipment, net	125,424	111,019
Operating lease right-of-use assets	317,314	268,528
Goodwill, intangibles, net and other	746,737	744,914

Total assets	$3,488,214	$3,085,861

Accounts payable and accrued expenses	$759,525	$642,221
Current portion of long-term obligations	90,597	84,501
Borrowings under revolving credit agreement	56,400	—

Total current liabilities	906,522	726,722

Borrowings under revolving credit agreement	—	89,000
Operating lease liabilities, net of current portion	232,144	187,024
Deferred income taxes and other liabilities	101,270	85,700

Total liabilities	1,239,936	1,088,446

Watsco’s shareholders’ equity	1,889,237	1,664,948
Non-controlling interest	359,041	332,467

Shareholders’ equity	2,248,278	1,997,415

Total liabilities and shareholders’ equity	$3,488,214	$3,085,861

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$703,696	$498,735
Non-cash items	64,960	52,524
Changes in working capital, net of effects of acquisitions
Accounts receivable, net	(60,154)	(130,414)
Inventories, net	(259,860)	(243,660)
Accounts payable and other liabilities	121,993	182,819
Other, net	1,329	(10,438)

Net cash provided by operating activities	571,964	349,566

Cash flows from investing activities:
Capital expenditures, net	(33,789)	(24,108)
Business acquisitions, net of cash acquired	(47)	(129,462)
Proceeds from sale of equity securities	—	5,993
Investment in PreFix Inc.	—	(1,000)

Net cash used in investing activities	(33,836)	(148,577)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(332,447)	(294,522)
Repurchases of common stock to satisfy employee withholding tax obligations	(87,107)	(1,092)
Distributions to noncontrolling interest	(69,184)	(61,980)
Net (repayments) proceeds under revolving credit agreement	(32,600)	89,000
Other	17,380	18,952
Proceeds from NCI for investment in TEC Distribution LLC	—	21,040

Net cash used in financing activities	(503,958)	(228,602)

Effect of foreign exchange rate changes on cash and cash equivalents	(4,933)	(186)

Net increase (decrease) in cash and cash equivalents	29,237	(27,799)
Cash and cash equivalents at beginning of year	118,268	146,067

Cash and cash equivalents at end of year	$147,505	$118,268